                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934



                        SunGard/(R)/ Data Systems Inc.
            --------------------------------------------------------
                (Exact name of issuer as specified in charter)


            Delaware                                      51-0267091
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   (State or other jurisdiction of            (IRS Employer Identification No.)
   incorporation or organization)


1285 Drummers Lane, Wayne, Pennsylvania                              19087
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 (Address of principal executive offices)                          (Zip Code)



  If this form relates to the                  If this form relates to the
  registration of a class of debt              registration of a class of debt
  securities and is effective upon filing      securities and is to become
  pursuant to General Instruction              effective simultaneously with
  A(c)(1) please check the following           the effectiveness of a
  box.                          [_]            concurrent registration
                                               statement under the Securities
                                               Act of 1933 pursuant to
                                               General Instruction A(c)(1)
                                               please check the following
                                               box.                     [_]


Securities to be registered pursuant to Section 12(b) of the Act:

  Title of Each Class                          Name of Each Exchange on Which
  to be so Registered                          Each Class is to be Registered
  -------------------                          ------------------------------

  Common Stock, $.01 Par Value                 New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
        --------------------------------------------------------------
                               (Title of Class)
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Item 1.  Description of Registrant's Securities to be Registered.

         The authorized capital stock of SunGard Data Systems Inc. ("Company") consists of 120,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of May 13, 1997, there were approximately 43,131,475 shares of Common Stock outstanding, and no shares of Preferred Stock have been issued.

         The holders of Common Stock are entitled to one vote per share.
Subject to the powers, preferences, rights, qualifications, limitations and restrictions of any series of Preferred Stock that may be issued, holders of Common Stock are entitled, among other things, to (1) dividends if, as and when declared by the Board of Directors out of funds legally available therefor, and
(2) to a ratable share in the distribution of assets legally available therefor upon the liquidation, dissolution or winding-up of the corporation after payment of debts and expenses. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company. No cumulative voting rights exist with regard to the election of directors.

         The Board of Directors of the Company may, without action of the stockholders, issue Preferred Stock from time to time in one or more series with distinctive dividend, liquidation, conversion, voting or other rights and preferences which could adversely affect the voting power or other rights of the holders of Common Stock. It is not possible to state the actual effect of the authorization of Preferred Stock upon the rights of the holders of Common Stock until the Board of Directors determines the specific rights of the holders of a series of Preferred Stock. Issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Although the Company has no present plans to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future.

Item 2.  Exhibits.

         All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.



                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   SunGard Data Systems Inc.


Date:  May 14, 1997                By: /s/ Lawrence A. Gross
                                      ------------------------------------------
                                           Lawrence A. Gross
                                      Vice President and General Counsel